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                                                                  Exhibit (g)(2)


                        AMENDMENT TO CUSTODIAN CONTRACT


     This Amendment to Custodian Contract is made as of July 2, 2001 by and between Russell Insurance Funds (the "Fund") and State Street Bank and Trust Company (the "Custodian"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated as of August 5, 1996 (as amended, modified or supplemented and in effect from time to time, the "Contract");

     WHEREAS, the Fund and the Custodian desire to amend certain provisions of the Contract relating to the delivery of assets of each of the Portfolios in connection with the lending of such assets.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract, pursuant to the terms thereof, as follows:

     I.   Section 2.2 10) is amended and restated as follows:

          10) For delivery in connection with any loans of securities made by the Portfolio, but only against receipt of adequate collateral as
                         --------
          agreed upon from time to time by the Custodian and the Fund on behalf of the Portfolio, which may be in the form of cash or obligations issued by the United States government, its agencies or instrumentalities, except that in connection with any loans for which the Custodian is instructed to make delivery without receipt of such collateral or for which collateral is to be credited to the Custodian's account in the book-entry system authorized by the U.S. Department of Treasury, the Custodian will not be held liable or responsible for the delivery of such securities owned by the Portfolio without or prior to the receipt of such collateral if it receives Proper Instructions to do so".

     II. Except as specifically superseded or modified herein, the terms and provisions of the Contract shall continue to apply with full force and effect. In the event of any conflict between the terms of the Contract prior to this Amendment and this Amendment, the terms of this Amendment shall prevail.
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     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.


Witnessed By:           STATE STREET BANK AND TRUST COMPANY

/s/ Nelson H. Graves
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                        By:   /s/ Joseph L. Hooley
                              -------------------------------------------
                              Joseph L. Hooley, Executive Vice President



Witnessed By:           RUSSELL INSURANCE FUNDS


/s/ Mary Killgrove
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Name:                   By:   /s/ Mark Swanson
Title:                        -------------------------------------------
                              Name:
                              Title: